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Pricing Supplement dated December 13, 2002			   Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			       File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
_________________________________________________________________________________

Principal Amount:  $150,000,000		   Trade Date: December 13, 2002
Issue Price: See "Plan of Distribution"	   Original Issue Date: December 18, 2002
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $149,985,000
     Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.01%
Stated Maturity Date: December 19, 2003
_________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		(Fixed Rate Commencement
         (Fixed Interest Rate): 		Date):
  [ ]  Other Floating Rate Note			(Fixed Interest Rate):
  (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
    [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                        [X]  Telerate Page: 3750

  Initial Interest Reset Date: March 19, 2003	Spread (+/-): -0.065%
  Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
  Interest Reset Dates: March 19, June 19,	Maximum Interest Rate: N/A
 	  September 19, December 19
  Interest Payment Dates: March 19, June 19	Minimum Interest Rate:  N/A
  September 19, December 19, commencing		Index Maturity: 3 month
  March 19, 2003				Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from December 18, 2002 to December 19, 2003
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %
Currency:
       Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
       Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________
			Bear, Stearns & Co. Inc.



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			ADDITIONAL TERMS OF THE NOTES

Interest

  The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on December 16, 2002 minus 0.065%.


Plan of Distribution

  Under the terms of and subject to the conditions of an Appointment Agreement dated August 27, 1999 and an Appointment Agreement Confirmation dated December 13, 2002 (collectively, the "Agreement"), between TMCC and Bear, Stearns & Co. Inc. ("Bear, Stearns"),Bear, Stearns, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Bear, Stearns may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Bear, Stearns.

Under the terms and conditions of the Agreement, Bear, Stearns is committed to take and pay for all of the Notes offered hereby if any are taken.